Exhibit 99.04201

NEWS

COMPANY CONTACT:
Bernard A. “Skip” Wagner
May 13, 2004	Chief Financial Officer
(941) 953-9199

For Immediate Release

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2004

Sarasota, Florida — Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced financial results for the first quarter 2004. Revenues for the first quarter were $34.0 million versus $36.5 million in the comparative period in 2003. For the 2004 quarter the company reported contribution from operations of $2.0 million and a net loss of $656,000 or $0.06 per diluted share. Both amounts include a $1.7 million pre-tax charge for startup expenses associated with the opening of eight new facilities. For the first quarter of 2003 the company reported contribution from operations of $3.8 million and net income of $431,000 or $0.04 per diluted share. There were no startup expenses during the 2003 period. Diluted shares were 10,250,000 and 10,246,000 in 2004 and 2003, respectively.

Excluding the effect of startup expenses, pro forma contribution from operations would have been $3.7 million and $3.8 million for the first quarter 2004 and 2003, respectively. Pro forma net income, excluding startup expenses, for the first quarter 2004 would have been $384,000 or $0.04 per diluted share compared to $431,000 or $0.04 per diluted share in 2003. (The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the proforma results).

Commenting on the company’s performance James F. Slattery, President and CEO stated, “The first quarter of this year was one of the most active in the company’s history. During the quarter we successfully opened and began ramp up in five facilities. In addition to those projects we were active in pre-opening activities for an additional three facilities which are scheduled to open in the second quarter of this year for a total of nearly 1200 new beds.”

Slattery further stated, “Although the startup expenditures for these new facilities significantly impacted the first quarter and will impact, to a lesser degree, the second quarter results, we are excited about the positive impact these projects will have on the second half of this year. The fact that we have so many new projects beginning operations is a reflection of the significant momentum and reputation we have built for our company.”

THE COMPANY WILL BE HAVING A CONFERENCE CALL TO DISCUSS THIS RELEASE AT 2:00 p.m. EST TODAY. THE NUMBER TO CALL IS (800) 657-1263 (U.S. only) or (973) 409-9262 (International). A REPLAY WILL BE AVAILABLE BY CALLING (877) 519-4471 AND THE PIN 4619216.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 20 facilities and 2,300 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 14 facilities representing approximately 5,400 beds. On a combined basis, the Company provides services in 12 states, representing approximately 7,700 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization; ability to obtain construction financing; ability to complete new construction projects within budgeted amounts. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements

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CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2004		2003
Revenues	$34,023	100.00%	$36,544	100.00%

Facility expenses:
Operating expenses	30,330	89.15%	32,743	89.60%
Startup costs	1,705	5.01%	—	0.00%

	32,035	94.16%	32,743	89.60%

Contribution from operations	1,988	5.84%	3,801	10.40%

Other operating expenses:
General and administrative, net	2,153	6.32%	2,332	6.38%

	2,153	6.33%	2,332	6.38%

Operating income (loss)	(165)	-0.48%	1,469	4.02%
Interest expense, net	557	1.64%	556	1.52%

Income (loss) from continuing operations before income taxes	(722)	-2.12%	913	2.50%
Income tax expense (benefit)	(322)	-0.94%	391	1.07%

Income (loss) from continuing operations	(400)	-1.18%	522	1.43%
Loss from discontinued operations, net of tax	(256)	-0.75%	(91)	-0.25%

Net income (loss)	$(656)	-1.93%	$431	1.18%

Basic and diluted earnings (loss) per share:
Earnings (loss) per share from continuing operations	$(0.04)		$0.05
Loss per share from discontinued operations	(0.02)		(0.01)

Earnings (loss) per share	$(0.06)		$0.04

Number of shares used to compute EPS:
Basic	10,159		10,155

Diluted	10,250		10,246

Other Information
Beds under management (includes aftercare)	7,693		6,989
Compensated mandays	508,644		540,573

SELECTED BALANCE SHEET DATA
	March 31, 2004		December 31, 2003
Working Capital	$9,974		$13,602
Total Assets	146,675		147,123
Note Payable	57,381		57,332
Long-term Obligations	18,519		18,642
Shareholders’ Equity	50,691		51,348

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

The information in the tables below provides a reconciliation of the GAAP results to the Pro Forma Non-GAAP results which exclude the above-mentioned startup expenses. The non-GAAP measurement information is not in accordance with, nor an alternative for, generally accepted accounting principles (GAAP). The Company believes the non-GAAP information provides information that may provide additional understanding of the core operating results or business performance.

	Three Months Ended March 31,
	2004	2003
GAAP Contribution From Operations	$1,988	$3,801
Add Back:
Startup, net of taxes	1,705	—

Pro Forma Contribution from Operations	$3,693	$3,801

GAAP Net Income (Loss)	$(656)	$431
Add Back:
Startup, net of taxes	1,040	—

Pro Forma Net Income	$384	$431

GAAP Diluted Earnings (Loss) per Share	$(0.06)	$0.04
Add Back:
Startup, net of taxes	0.10	—

Pro Forma Diluted Earnings per Share	$0.04	$0.04